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                                                        EXHIBIT 12


             THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                         Computation of Ratios
                     (In thousands, except ratios)


                                            Twelve Months Ended
                                                December 31,
                          ---------------------------------------------------
                                1996      1995      1994      1993      1992
                                ----      ----      ----      ----      ----
EARNINGS:

Income from continuing
 operations before
 income taxes               $699,136  $669,325  $573,525  $535,235  $207,464

Add: fixed charges            70,802    65,590    58,355    59,881    60,082

Less: capitalized interest         -         -         -         -     4,580
                             -------   -------   -------   -------   -------
  Income as adjusted        $769,938  $734,915  $631,880  $595,116  $262,966
                             =======   =======   =======   =======   =======

FIXED CHARGES AND
 PREFERRED DIVIDENDS:

Fixed charges:
 Interest costs             $ 48,703  $ 46,376  $ 39,659  $ 40,921  $ 40,292
 Rental expense (1)           22,099    19,214    18,696    18,960    19,790
                             -------   -------   -------   -------   -------
  Total fixed charges         70,802    65,590    58,355    59,881    60,082

Preferred stock dividends     17,863    18,120    18,337    18,488    18,395
Dividend on monthly income
  preferred securities        12,420     7,763         -         -         -
                             -------   -------   -------   -------   -------
  Total fixed charges
    and preferred
    dividends              $ 101,085  $ 91,473  $ 76,692  $ 78,369  $ 78,477
                             =======   =======   =======   =======   =======
Ratio of earnings to
 fixed charges                 10.87     11.20     10.83      9.94      4.38
                             =======   =======   =======   =======   =======
Ratio of earnings to
 combined fixed charges
 and preferred
 stock dividends                7.62      8.03      8.24      7.59      3.35
                             =======   =======   =======   =======   =======


1)   Interest portion deemed implicit in total rent expense.